Exhibit 99.1

Vision-Sciences, Inc. Announces $6.2 Million in Revenue for the First Half of Fiscal 2010

13% Revenue Growth Over the First Half of Fiscal 2009

ORANGEBURG, N.Y., November 12, 2009 -- Vision-Sciences, Inc., (Nasdaq:VSCI) today announced results for its second quarter and first half of fiscal 2010, ended September 30, 2009.  For the second quarter of fiscal 2010, revenues were $2.9 million, an increase of $0.1 million, or 4%, over the second quarter of fiscal 2009, ended September 30, 2008.  For the first half of fiscal 2010, revenues were $6.2 million, an increase of $0.7 million, or 13%, over the first half of fiscal 2009.  Loss from operations in the second quarter of fiscal 2010 was $3.1 million compared to $3.7 million in the second quarter of fiscal 2009, a decrease of $0.6 million. Loss from operations in the first half of fiscal 2010 was $5.6 million compared to $7.0 million in the first half of fiscal 2009, a decrease of $1.4 million.

Abbreviated results (in thousands, except for per share data and percentages) for the second quarter and first half of fiscal 2010 and 2009 were as follows:

	Three Months Ended				Six Months Ended
	September 30,				September 30,
	2009	2008	Difference	%	2009	2008	Difference	%
Net sales	$2,889	$2,785	$104	4%	$6,207	$5,481	$726	13%
Loss from operations	(3,139)	(3,738)	599	16%	(5,619)	(6,979)	1,360	19%
Net loss	(3,170)	(2,473)	(697)	-28%	(5,638)	(2,616)	(3,022)	-116%
Net loss per share - basic and diluted	$(0.09)	$(0.07)	$(0.02)	-29%	$(0.15)	$(0.07)	$(0.08)	-114%

Please refer to the attached balance sheet and statement of operations for more detail.

The decrease in loss from operations of $0.6 million in the second quarter of fiscal 2010 was primarily attributable to a reduction in research and development (“R&D”) expenses of $0.6 million. The decrease in loss from operations of $1.4 million in the first half of fiscal 2010 was primarily attributable to a reduction of R&D expenses of $1.0 million and an increase in gross profit of $0.4 million due to higher sales.

Net loss for the second quarter of fiscal 2010 was $3.2 million, or $0.09 per basic and diluted share, compared to a net loss of $2.5 million, or $0.07 per basic and diluted share, in the second quarter of fiscal 2009.  The increase in net loss for the second quarter of fiscal 2010 was primarily attributable to the receipt of payments from Medtronic Xomed Inc. (“Medtronic”) and recognition of an associated gain of $1.8 million, net of direct costs, in the second quarter of fiscal 2009 for the sale of our ENT (ear-nose-throat) EndoSheath® disposable product line to them in March 2007.  The reduction in R&D expenses of $0.6 million in the second quarter of fiscal 2010 partially offset the favorable impact of the gain on the results for the second quarter of fiscal 2009.  Net loss for the first half of fiscal 2010 was $5.6 million, or $0.15 per diluted share, compared to a net loss of $2.6 million, or $0.07 per diluted share, in the first half of fiscal 2009.  The increase in net loss for the first half of fiscal 2010 was primarily attributable to the receipt of payments from Medtronic and recognition of an associated gain of $5.0 million, net of direct costs, in the first half of fiscal 2009 for the sale of our ENT EndoSheath disposable product line.   The reduction in R&D expenses of $1.0 million and the increase in gross profit of $0.4 million in the first half of fiscal 2010 partially offset the favorable impact of the gain on the results for the first half of fiscal 2009.

Medical sales grew from $2.1 million in the second quarter of fiscal 2009 to $2.2 million in the second quarter of fiscal 2010, or by 5%, while industrial sales for the same period remained flat at $0.6 million.  Within medical sales:

•	ENT and TNE (trans-nasal esophagoscopy) sales decreased from $1.2 million to $1.0 million, or by 19%;
•	Urology sales decreased from $0.7 million to $0.5 million, or by 28%;
•	Bronchoscopy sales were $0.1 million (the video bronchoscope was launched at the end of the first quarter of fiscal 2010); and,
•	Repairs, peripherals, and accessories sales increased from $0.2 million to $0.6 million, or by 236%.

Medical sales grew from $4.1 million in the first half of fiscal 2009 to $4.9 million in the first half of fiscal 2010, or by 17%, and industrial sales for the same period grew from $1.3 million to $1.4 million, or by 1%.  Within medical sales:

•	ENT and TNE sales remained flat at $2.2 million;
•	Urology sales decreased from $1.4 million to $1.3 million, or by 7%;
•	Bronchoscopy sales were $0.3 million (the video bronchoscope was launched at the end of the first quarter of fiscal 2010); and,
•	Repairs, peripherals, and accessories sales increased from $0.6 million to $1.1 million, or by 83%.

Net sales detail (in thousands, except for percentages) for the second quarter and first half of fiscal 2010 and 2009 were as follows:

	Three Months Ended				Six Months Ended
	September 30,				September 30,
Market/Category	2009	2008	Difference	%	2009	2008	Difference	%
ENT and TNE	$1,007	$1,249	$(242)	-19%	$2,194	$2,201	$(7)	0%
Urology	520	718	(198)	-28%	1,258	1,356	(98)	-7%
Bronchoscopy	136	-	136	100%	332	-	332	100%
Repairs, peripherals, and accessories	585	174	411	236%	1,069	584	485	83%
Total medical sales	2,248	2,141	107	5%	4,853	4,141	712	17%
Borescopes	411	446	(35)	-8%	971	905	66	7%
Repairs	230	198	32	16%	383	435	(52)	-12%
Total industrial sales	641	644	(3)	0%	1,354	1,340	14	1%
Total sales	$2,889	$2,785	$104	4%	$6,207	$5,481	$726	13%

Warren Bielke, our new interim Chief Executive Officer stated “While revenue grew in the most recent quarter and the first six months over comparable prior year periods, my focus on increased sales and marketing is aimed at benefiting both top line growth and bottom line improvement.”

Vision-Sciences will host a conference call on November 13, 2009 at 8:30 am EST to provide an update on its activities and to discuss second quarter and first half results.  The toll-free dial-in number for the call is 888.500.6973.  Please dial in five minutes prior to the call to register.  A recording of the call will be available through November 20, 2009.  The toll free replay dial-in is 888.203.1112.  The replay pass code is 3034974.  The call may also be accessed via a live audio webcast available in the investor relations section of our website at www.visionsciences.com.  The audio webcast of the call will be archived and available for replay through the website.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:	Vision-Sciences, Inc.
Katherine Wolf, CFO
845-365-0600

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30,	March 31,
	2009	2009
ASSETS	( unaudited )
Current assets:
Cash and cash equivalents	$661	$1,975
Short-term investments	4,431	7,948
Accounts receivable, net of allowance for doubtful accounts of $310
and $283, respectively	1,851	1,818
Inventories, net	5,349	5,486
Prepaid expenses and other current assets	404	397
Current assets of discontinued operations	-	9
Total current assets	12,696	17,633

Property and equipment, at cost:
Machinery and equipment	3,227	3,069
Furniture and fixtures	226	132
Leasehold improvements	343	163
	3,796	3,364
Less—accumulated depreciation and amortization	1,878	1,576
Total property and equipment, net	1,918	1,788
Other assets, net of accumulated amortization of $81 and $76,
respectively	85	65
Total assets	$14,699	$19,486

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations	$46	$61
Accounts payable	1,088	1,014
Accrued expenses	1,807	1,966
Current liabilities of discontinued operations	-	6
Total current liabilities	2,941	3,047
Capital lease obligations, net of current portion	28	28
Total liabilities	2,969	3,075

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value—
Authorized—5,000 shares
issued and outstanding—none	-	-
Common stock, $0.01 par value—
Authorized—50,000 shares
issued and outstanding—36,854,001 shares and 36,817,941 shares
at September 30, 2009 and March 31, 2009, respectively	369	368
Additional paid-in capital	80,987	80,031
Accumulated deficit	(69,626)	(63,988)
Total stockholders’ equity	11,730	16,411
Total liabilities and stockholders’ equity	$14,699	$19,486

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008*	2009	2008*

Net sales	$2,889	$2,785	$6,207	$5,481
Cost of sales	2,424	2,560	4,954	4,607
Gross profit	465	225	1,253	874

Selling, general, and administrative expenses	2,707	2,575	5,189	5,266
Research and development expenses	897	1,514	1,683	2,685
Restructuring charge reversal	-	(126)	-	(98)
Loss from operations	(3,139)	(3,738)	(5,619)	(6,979)

Interest income	21	72	71	151
Interest expense	(46)	(2)	(46)	(16)
Other, net	-	26	(28)	26
Gain on sale of product line, net of direct costs	-	1,755	-	4,985
Loss before provision for income taxes	(3,164)	(1,887)	(5,622)	(1,833)
Provision for income taxes	6	-	16	9
Net loss from continuing operations	(3,170)	(1,887)	(5,638)	(1,842)
Net loss from discontinued operations	-	(586)	-	(774)
Net loss	$(3,170)	$(2,473)	$(5,638)	$(2,616)

Net loss per common share - basic and diluted:
Continuing operations	$(0.09)	$(0.05)	$(0.15)	$(0.05)
Discontinued operations	-	(0.02)	-	(0.02)
Net loss per common share - basic and diluted	$(0.09)	$(0.07)	$(0.15)	$(0.07)
Shares used in computing net loss
per common share	36,854,001	36,700,766	36,851,220	36,012,908

* The condensed consolidated statements of operations for the three and six months ended September 30, 2008 have been reclassified to reflect discontinued operations of our health services segment.